EXHIBIT 10.1

SUCCESSION AGREEMENT

This Succession Agreement (this “Agreement”) is made as of July 1, 2011, between Kyle R. Kirkland and Steinway Musical Instruments, Inc., a Delaware corporation (“SMI”).

For good and valuable consideration, the parties hereto agree as follows:

1.             At the request of the Board of Directors of SMI (the “Board”), Mr. Kirkland hereby agrees to retire as Chairman and an executive of SMI (but not as a director), effective upon the latest to occur of each the following preconditions:

(a)           Execution and delivery of this Agreement by a duly authorized officer of SMI;

(b)           Approval of the execution and delivery of this Agreement by the Board;

(c)           Appointment of director Michael T. Sweeney as successor Chairman of the Board; and

(d)           Establishment of an independent committee of the Board, consisting of directors David Lockwood, Jong Sup Kim and Mr. Sweeney, to consider a recent proposal made by certain members of SMI management.

2.             By signing below, SMI hereby agrees and acknowledges that:

(a)           Because Mr. Kirkland is retiring as Chairman and an executive of SMI at the request of the Board, such termination shall be treated as, and shall be deemed to be, a termination of Mr. Kirkland “without Cause” pursuant to Section 7(b) of that certain Employment Agreement dated as of May 1, 2011 between Mr. Kirkland and SMI (the “Employment Agreement”);

(b)           In accordance with Section 7(b) of the Employment Agreement, SMI shall pay to Mr. Kirkland the amounts required to be paid, at the time(s) required to be paid, thereunder, with the amount required to be paid under clause (ii) thereof calculated to be equal to $1,100,000 (i.e., two times the sum of his current annual salary of $350,000 and his 2010 bonus of $200,000);

(c)           Notwithstanding such termination, Mr. Kirkland shall continue to receive the life insurance, health, medical and disability Benefits set forth in Section 4(a) of the Employment Agreement for so long as Mr. Kirkland continues to be a member of the Board;

(d)           Notwithstanding such termination, for so long as Mr. Kirkland continues to be a member of the Board, Mr. Kirkland’s outstanding and unvested stock options shall continue to vest in accordance with their current vesting schedule and, upon his retirement from the Board, shall vest in accordance with the Board’s April 28, 2011 resolution; and

(e)           Mr. Kirkland shall be entitled to receive the same compensation, if any, reimbursement of expenses and such other benefits (without duplication of clause (c) above) as are made available to the independent members of the Board for so long as Mr. Kirkland continues to be a member of the Board.

3.             This Agreement constitutes the entire agreement and understanding of the parties in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties, written or oral, to the extent they relate in any way to the subject matter hereof. This Agreement will be governed by and construed in accordance with the laws of the State of California, without giving effect to any choice of law principles. The parties submit to the exclusive jurisdiction and venue of the courts of the State of California for the resolution of all disputes relating to this Agreement and the transactions contemplated hereby. If any litigation or other enforcement proceeding is commenced in connection with this Agreement, then the prevailing party shall be entitled to receive payment of its reasonable attorneys’ fees and expenses and court costs from the other party.

IN WITNESS WHEREOF, Mr. Kirkland and SMI have executed this Agreement as of the date first written above.

KYLE R. KIRKLAND

/s/ Kyle R. Kirkland

STEINWAY MUSICAL INSTRUMENTS, INC.

By:	/s/ Dennis M. Hanson
	Name:	Dennis M. Hanson
	Title:	Senior Executive Vice President